UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 27, 2016

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50679	77-0487658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former, address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 27, 2016, the Board of Directors (the “Board”) of Corcept Therapeutics Incorporated (“Corcept” or the “Company”) elected Renée D. Galá to serve as a director of the Company and appointed her as a member of the Audit Committee of the Board. A copy of the press release announcing Ms. Galá’s appointment to the Board is attached hereto as Exhibit 99.1.

In connection with Ms. Galá’s appointment as a director, she will receive cash compensation in the amount of $40,000 per year in accordance with the Company’s practice for non-employee director compensation. In addition, she will receive cash compensation in the amount of $10,000 per year in accordance with the Company’s practice for Audit Committee member compensation. In accordance with the Company’s practice for option grants to new directors, on June 27, 2016, Ms. Galá was granted an option to purchase 70,000 shares of the Company’s common stock, at an exercise price of $5.11 per share, the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. This option will vest over a four-year period, with 25% vesting on the first annual anniversary of the date of grant and the remainder vesting ratably on each monthly anniversary thereafter until fully vested, subject to Ms. Galá’s continued service.

Ms. Galá and the Company have entered into the Company’s standard form of Indemnification Agreement for officers and directors. The Indemnification Agreement requires the Company to indemnify Ms. Galá against certain liabilities which may arise by reason of her service to the Company, or, at its request, another enterprise, to the fullest extent permitted by law. The foregoing description is qualified in its entirety by reference to the form of Indemnification Agreement, which was filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Corcept Therapeutics Incorporated, dated June 28, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ G. Charles Robb
	Name:	G. Charles Robb
	Title:	Chief Financial Officer and Secretary

Date: June 28, 2016

EXHIBIT INDEX

99.1	Press Release of Corcept Therapeutics Incorporated, dated June 28, 2016.